Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Phone: 919-407-7895
Fax: 919-407-5615
investorrelations@cree.com

Cree Reports Financial Results for the Third Quarter of Fiscal Year 2015

DURHAM, N.C., April 21, 2015 - Cree, Inc. (Nasdaq: CREE), a market leader in LED lighting, today announced revenue of $409.5 million for its third quarter of fiscal 2015, ended March 29, 2015. This represents a 1% increase compared to revenue of $405.3 million reported for the third quarter of fiscal 2014. GAAP net income for the third quarter was $0.7 million, or $0.01 per diluted share, a decrease of 98% year-over-year compared to GAAP net income of $28.2 million, or $0.23 per diluted share, for the third quarter of fiscal 2014. On a non-GAAP basis, net income for the third quarter of fiscal 2015 was $25.0 million, or $0.22 per diluted share, a decrease of 48% year-over-year compared to non-GAAP net income for the third quarter of fiscal 2014 of $47.7 million, or $0.39 per diluted share.

“Q3 revenue and non-GAAP operating profit were within our targeted range despite the impact of extreme winter weather this quarter,” stated Chuck Swoboda, Cree Chairman and CEO. “We’re confident that we’re on the right track and optimistic about the future growth in Lighting and potential upside from our Power & RF product line.”

Q3 2015 Financial Metrics
(in thousands, except per share amounts and percentages)

	Third Quarter
	2015	2014	Change
	(unaudited)	(unaudited)
Revenue, net	$409,519	$405,259	$4,260	1%
GAAP
Gross margin	30.6%	37.0%
Operating margin	0.4%	7.5%
Net income	$651	$28,164	$(27,513)	(98)%
Earnings per diluted share	$0.01	$0.23	$(0.22)	(96)%
Non-GAAP
Gross margin	31.4%	37.8%
Operating margin	6.4%	13.2%
Net income	$24,965	$47,710	$(22,745)	(48)%
Earnings per diluted share	$0.22	$0.39	$(0.17)	(44)%

•	Gross margin decreased 250 basis points from Q2 of fiscal 2015 to 30.6% on a GAAP basis, and decreased 250 basis points to 31.4% on a non-GAAP basis.

•	Cash and investments decreased by $47.9 million from Q2 of fiscal 2015 to $782.0 million.

•	Accounts receivable, net decreased by $2.7 million from Q2 of fiscal 2015 to $216.2 million, with days sales outstanding of 48.

•	Inventory decreased by $33.2 million from Q2 of fiscal 2015 to $299.4 million and represents 95 days of inventory.

Recent Business Highlights:

•
Redefined outdoor lighting performance for rural applications with the introduction of the LED Rural Utility Light (RUL) Series, designed to deliver an unprecedented combination of price, performance and quality to accelerate adoption of LED lighting across rural areas in North America;

•
Introduced a new addition to the industry-leading CXA LED array family, CXA2 LED arrays, which deliver up to 33 percent higher efficacy in the same form factors by utilizing elements of the Cree® SC5 Technology™ Platform;

•
Continued to expand the leading LED bulb portfolio with the TW Series™ LED T8 Tube Replacement for consumers. Designed for simple, wire-free installation, it provides industry-leading compatibility, besting the competition in light quality and performance, all at an affordable price;

•
Built on the success of the groundbreaking XLamp® MH family of LEDs with the introduction of the XLamp MHD-E and MHD-G LEDs. These new LEDs leverage the Cree SC5 Technology platform to combine the high lumen density and reliability of a ceramic chip-on-board LED with the design and manufacturing advantages of a surface-mount package;

•
Announced that the U.S. International Trade Commission (ITC) has agreed to open an investigation into unfair trade practices by Feit Electric Company, Inc. and its Asian supplier, Unity Opto Technology Co., Ltd., in response to a complaint filed by Cree on January 12, 2015.

Business Outlook:

For its fourth quarter of fiscal 2015 ending June 28, 2015, Cree targets revenue in a range of $420 million to $440 million with GAAP gross margin targeted to be 31.3%+/- and non-GAAP gross margin targeted to be 32.0%+/-. Our GAAP gross margin targets include stock-based compensation expense of approximately $3.3 million, while our non-GAAP targets do not. Operating expenses are targeted to increase $5 million compared to fiscal Q3. The tax rate is targeted at 9.0%+/- for the fourth quarter of fiscal 2015. GAAP net income is targeted at $4 million to $9 million, or $0.04 to $0.08 per diluted share. Non-GAAP net income is targeted in a range of $26 million to $31 million, or $0.24 to $0.28 per diluted share. The GAAP and non-GAAP net income per diluted share targets are based on an estimated 108.5 million diluted weighted average shares. Targeted non-GAAP earnings exclude expenses related to the amortization of acquired intangibles, changes in the fair value of our Lextar investment, stock-based compensation expense and asset retirement charges of $0.20 per diluted share.

Quarterly Conference Call:

Cree will host a conference call at 5:00 p.m. EST today to review the highlights of the fiscal 2015 third quarter results and the fiscal 2015 fourth quarter business outlook, including significant factors and assumptions underlying the targets noted above.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Cree's website at investor.cree.com/events.cfm.

Supplemental financial information, including the non-GAAP reconciliation attached to this press release, is available on Cree's website at investor.cree.com/results.cfm.

About Cree, Inc.

Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, mercury-free LED lighting. Cree is a market-leading innovator of lighting-class LEDs, lighting products and semiconductor products for power and radio frequency (RF) applications.

Cree's product families include LED lighting systems and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree's products are driving improvements in applications such as general illumination, electronic signs and signals, power supplies and inverters.

For additional product and company information, please refer to www.cree.com.

Non-GAAP Financial Measures:

This press release highlights the company's financial results on both a GAAP and a non-GAAP basis. The GAAP results include certain costs, charges and expenses which are excluded from non-GAAP results. By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the company's performance, core results and underlying trends. Cree's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results are not prepared in accordance with GAAP and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Forward Looking Statements:

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated in the forward-looking statements. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including the risk that we may not obtain sufficient orders to achieve our targeted revenues; price competition in key markets; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; our ability to lower costs; the risk that customers do not maintain their favorable perception of our brand and products, resulting in lower demand for our products; the risk that retail customers may alter promotional pricing, increase promotion of a competitor's products over our products or reduce their inventory levels, all of which could negatively affect product demand; the risk that we have an increasingly complex supply chain and its ability to scale to enable maintaining a sufficient supply of raw materials; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; the risk we may be required to record a significant charge to earnings if our goodwill or amortizable assets become impaired; our ability to complete development and commercialization of products under development, such as our pipeline of improved LED chips, LED components and LED lighting products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; risks related to our multi-year warranty periods for LED lighting products; risks associated with acquisitions, divestitures or investments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 29, 2014, and subsequent reports filed with the SEC. These forward-looking statements represent Cree's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree® and XLamp® are registered trademarks, and SC5 Technology™ and TW Series™ are trademarks of Cree, Inc.

CREE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts and percentages)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 29, 2015	March 30, 2014	March 29, 2015	March 30, 2014
Revenue, net	$409,519	$405,259	$1,250,348	$1,211,351
Cost of revenue, net	284,111	255,265	852,341	754,822
Gross profit	125,408	149,994	398,007	456,529
Gross margin percentage	30.6%	37.0%	31.8%	37.7%

Operating expenses:
Research and development	43,823	46,626	137,537	132,805
Sales, general and administrative	71,860	65,368	213,927	197,589
Amortization or impairment of acquisition-related intangibles	6,749	7,257	19,743	21,800
Loss on disposal or impairment of long-lived assets	1,459	364	3,641	1,781
Total operating expenses	123,891	119,615	374,848	353,975

Operating income	1,517	30,379	23,159	102,554
Operating income percentage	0.4%	7.5%	1.9%	8.5%

Non-operating (expense) income, net	(866)	3,152	3,766	9,373
Income before income taxes	651	33,531	26,925	111,927
Income tax expense	—	5,367	2,993	17,585
Net income	$651	$28,164	$23,932	$94,342

Diluted earnings per share	$0.01	$0.23	$0.21	$0.77

Shares used in diluted per share calculation:	111,590	123,695	116,304	123,140

CREE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 29, 2015	June 29, 2014
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$782,041	$1,162,466
Accounts receivable, net	216,247	225,160
Income tax receivable	1,521	—
Inventories	299,360	284,780
Deferred income taxes	29,344	29,414
Prepaid expenses and other current assets	69,949	72,071
Total current assets	1,398,462	1,773,891
Property and equipment, net	654,248	605,713
Goodwill	616,345	616,345
Intangible assets, net	322,229	336,423
Other long-term investments	76,865	—
Other assets	11,703	11,997
Total assets	$3,079,852	$3,344,369

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$124,966	$202,294
Accrued salaries and wages	41,745	50,527
Income taxes payable	—	14,848
Other current liabilities	33,554	38,986
Total current liabilities	200,265	306,655

Long-term liabilities:
Long-term debt	150,000	—
Deferred income taxes	14,243	12,173
Other long-term liabilities	24,376	35,395
Total long-term liabilities	188,619	47,568

Shareholders’ equity:
Common stock	136	149
Additional paid-in-capital	2,261,085	2,190,011
Accumulated other comprehensive income, net of taxes	7,308	11,405
Retained earnings	422,439	788,581
Total shareholders’ equity	2,690,968	2,990,146
Total liabilities and shareholders’ equity	$3,079,852	$3,344,369

CREE, INC.
FINANCIAL RESULTS BY OPERATING SEGMENT
(in thousands, except percentages)
(unaudited)

The following table reflects the results of the company's reportable segments as reviewed by the company's Chief Executive Officer, its Chief Operating Decision Maker or CODM, for the three months and nine months ended March 29, 2015 and the three months and nine months ended March 30, 2014. The CODM does not review inter-segment transactions when evaluating segment performance and allocating resources to each segment. As such, total segment revenue is equal to the company's consolidated revenue.

	Three Months Ended
	March 29, 2015	March 30, 2014	Change
LED Products revenue	$154,384	$201,119	$(46,735)	(23)%
Percent of revenue	38%	49%
Lighting Products revenue	224,109	176,691	47,418	27%
Percent of revenue	55%	44%
Power and RF Products revenue	31,026	27,449	3,577	13%
Percent of revenue	7%	7%
Total revenue	$409,519	$405,259	$4,260	1%

	Nine Months Ended
	March 29, 2015	March 30, 2014	Change
LED Products revenue	$479,851	$634,164	$(154,313)	(24)%
Percent of revenue	38%	52%
Lighting Products revenue	677,363	498,265	179,098	36%
Percent of revenue	54%	41%
Power and RF Products revenue	93,134	78,922	14,212	18%
Percent of revenue	8%	7%
Total revenue	$1,250,348	$1,211,351	$38,997	3%

	Three Months Ended
	March 29, 2015	March 30, 2014	Change
LED Products gross profit	$55,358	$91,634	$(36,276)	(40)%
LED Products gross margin	35.9%	45.6%
Lighting Products gross profit	58,315	48,487	9,828	20%
Lighting Products gross margin	26.0%	27.4%
Power and RF Products gross profit	16,484	15,675	809	5%
Power and RF Products gross margin	53.1%	57.1%
Unallocated costs	(4,749)	(5,802)	1,053	(18)%
Consolidated gross profit	$125,408	$149,994	$(24,586)	(16)%
Consolidated gross margin	30.6%	37.0%

	Nine Months Ended
	March 29, 2015	March 30, 2014	Change
LED Products gross profit	$182,406	$290,931	$(108,525)	(37)%
LED Products gross margin	38.0%	45.9%
Lighting Products gross profit	178,608	136,731	41,877	31%
Lighting Products gross margin	26.4%	27.4%
Power and RF Products gross profit	51,601	44,452	7,149	16%
Power and RF Products gross margin	55.4%	56.3%
Unallocated costs	(14,608)	(15,585)	977	(6)%
Consolidated gross profit	$398,007	$456,529	$(58,522)	(13)%
Consolidated gross margin	31.8%	37.7%

Reportable Segments Description
The company's LED Products segment includes LED components, LED chips, and silicon carbide materials. The company's Lighting Products segment primarily consists of LED lighting systems and bulbs. The company's Power and RF Products segment includes power devices and RF devices.
Financial Results by Reportable Segment
The company's CODM reviews gross profit as the lowest and only level of segment profit. As such, all items below gross profit in the consolidated statements of income must be included to reconcile the consolidated gross profit presented in the preceding table to the company's consolidated income before taxes.
The company allocates direct costs and indirect costs to each segment's cost of revenue. The allocation methodology is based on a reasonable measure of utilization considering the specific facts and circumstances of the cost being allocated.
Certain costs are not allocated when evaluating segment performance. These unallocated costs consist primarily of manufacturing employees' stock-based compensation, expenses for profit sharing and quarterly or annual incentive plans and matching contributions under the company's 401(k) Plan.

Cree, Inc.
Non-GAAP Measures of Financial Performance

To supplement the company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Cree uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP gross margin, non-GAAP operating income and free cash flow.
Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release. In this press release, Cree also presents its target for non-GAAP expenses, which is expenses less stock-based compensation expense, charges for amortization or impairment of acquisition-related intangibles and asset retirement charges.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cree's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Cree's results of operations in conjunction with the corresponding GAAP measures.

Cree believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the company's current financial performance and the company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Cree has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, Cree's management uses financial statements that do not include stock-based compensation expense, amortization or impairment of acquisition-related intangibles, asset retirement charges, or changes in the fair value of equity method investments, and the income taxes associated with the foregoing. Cree's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the company's financial results.
As described above, Cree excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases through its ESPP. Cree excludes stock-based compensation expenses from its non-GAAP measures because they are non-cash expenses that Cree does not believe are reflective of ongoing operating results.
Amortization or impairment of acquisition-related intangibles. Cree incurs amortization or impairment of acquisition-related intangibles in connection with acquisitions. Cree excludes these items because they arise from Cree's prior acquisitions and have no direct correlation to the ongoing operating results of Cree's business.
Asset retirement charges. In conjunction with Cree's plans to expand its manufacturing facilities, Cree has recognized charges for the impact of the decision to abandon or retire certain property and equipment prior to the end of their estimated useful lives. These charges also include the adjustment of a previously capitalized patent cost. Because these charges relate to assets which have been or will be retired prior to the end of their estimated useful lives, Cree does not consider these charges to be reflective of ongoing operating results.
Changes in the fair value of equity method investments. The company completed its common stock ownership investment in Lextar Electronics Corporation in the second quarter of fiscal 2015. The investment is accounted for under the equity method utilizing the fair value option. As such, changes in fair value are recognized in income, including fluctuations due to the exchange rate between the New Taiwan Dollar and the United States Dollar. Cree excludes the impact of these gains or losses from its non-GAAP measures because they are non-cash impacts that Cree does not believe are reflective of ongoing operating results.
Income tax effects of the foregoing non-GAAP items. This amount is used to present each of the amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
Cree expects to incur stock-based compensation expense, amortization or impairment of acquisition-related intangibles, asset retirement charges and changes in the fair value of equity method investments in future periods, including income taxes associated with all of the foregoing. In addition to the non-GAAP measures discussed above, Cree also uses free cash flow as a measure of operating performance. Free cash flow represents operating cash flows less net purchases of property and equipment and patent and licensing rights. Cree considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, which can then be used to, among other things, invest in Cree's business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

CREE, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts and percentages)
(unaudited)

Non-GAAP Gross Margin

	Three Months Ended		Nine Months Ended
	March 29, 2015	March 30, 2014	March 29, 2015	March 30, 2014
GAAP gross profit	$125,408	$149,994	$398,007	$456,529
GAAP gross margin percentage	30.6%	37.0%	31.8%	37.7%
Adjustment:
Stock-based compensation expense	3,158	3,129	$9,511	$8,357
Non-GAAP gross profit	$128,566	$153,123	$407,518	$464,886
Non-GAAP gross margin percentage	31.4%	37.8%	32.6%	38.4%

Non-GAAP Operating Income

	Three Months Ended		Nine Months Ended
	March 29, 2015	March 30, 2014	March 29, 2015	March 30, 2014
GAAP operating income	$1,517	$30,379	$23,159	$102,554
GAAP operating income percentage	0.4%	7.5%	1.9%	8.5%
Adjustments:
Stock-based compensation expense:
Cost of revenue, net	3,158	3,129	9,511	8,357
Research and development	4,212	3,912	12,795	11,453
Sales, general and administrative	8,694	8,970	26,954	26,451
Total stock-based compensation expense	16,064	16,011	49,260	46,261
Amortization or impairment of acquisition-related intangibles	6,749	7,256	19,743	21,800
Asset retirement charges	1,744	—	3,139
Total adjustments to GAAP operating income	24,557	23,268	72,142	68,061
Non-GAAP operating income	$26,074	$53,647	$95,301	$170,615
Non-GAAP operating income percentage	6.4%	13.2%	7.6%	14.1%

Non-GAAP Non-Operating Income, net

	Three Months Ended		Nine Months Ended
	March 29, 2015	March 30, 2014	March 29, 2015	March 30, 2014
GAAP non-operating income, net	$(866)	$3,152	$3,766	$9,373
Adjustment:
Changes in the fair value of equity method investments	2,224	—	3,701	—
Non-GAAP non-operating income, net	$1,358	$3,152	$7,467	$9,373

Non-GAAP Net Income

	Three Months Ended		Nine Months Ended
	March 29, 2015	March 30, 2014	March 29, 2015	March 30, 2014
GAAP net income	$651	$28,164	$23,932	$94,342
Adjustments
Stock-based compensation expense	16,064	16,011	49,260	46,261
Amortization or impairment of acquisition-related intangibles	6,749	7,257	19,743	21,800
Changes in the fair value of equity method investments	2,224	—	3,701	—
Asset retirement charges	1,744	—	3,139
Total adjustments to GAAP net income before provision for income taxes	26,781	23,268	75,843	68,061
Income tax effect *	(2,467)	(3,722)	(8,419)	(10,685)
Non-GAAP net income	$24,965	$47,710	$91,356	$151,718

Earnings per share
Non-GAAP diluted net income per share	$0.22	$0.39	$0.79	$1.23

Shares used in diluted net income per share calculation
Non-GAAP shares used	111,590	123,695	116,304	123,140
*Estimated income tax effect is based upon the company's overall consolidated effective tax rate for the given period.

Free Cash Flow

	Three Months Ended		Nine Months Ended
	March 29, 2015	March 30, 2014	March 29, 2015	March 30, 2014
Cash flows from operations	$65,647	$60,183	$93,699	$228,170
Less: PP&E spending	(44,902)	(36,164)	(158,277)	(119,614)
Less: Patents spending	(4,946)	(4,709)	(14,550)	(14,755)
Total free cash flow	$15,799	$19,310	$(79,128)	$93,801